Exhibit 10.2

March 3, 2006


Gibraltar Financial Corporation
60 Revere Drive, Suite 840
Northbrook, IL  60062 ("GIBRALTAR")


       Re :       General Environmental Management, Inc. ("CLIENT")

Dear Gibraltar:

This letter sets forth our agreement in connection with the repayment in full of all obligations due GIBRALTAR by CLIENT, except as provided for herein, and termination by GIBRALTAR of its UCC-1 filings. As of March 3, 2006 (the "Cutoff Date"), the entire balance including principal and interest due GIBRALTAR net of all reserves and other balances due CLIENT is $973,774.96 (The "Funding Balance"). The Funding Balance shall be increased by per diem interest of $280.83 for each day beyond the Cutoff Date that it remains unpaid. Notwithstanding anything to the contrary herein contained, this letter agreement shall be null and void unless the funding balance and any applicable per diem is received by Gibraltar on or before March 10, 2006.

Payment of the Funding Balance will be remitted by wire transfer of federal funds with the following instructions:

Bank Name:        LaSalle Bank N.A.
ABA Number:       07100505
Account Number:   5800268178
For the Account of:    Gibraltar Financial Corp
For Further Credit:     General Environmental Management, Inc.

Upon payment of the Funding Balance to GIBRALTAR, and upon payment of the Escrow Payment of $250,000 to the Escrow Agent pursuant to that certain Funds Escrow Agreement dated March 3, 2006, by and between CLIENT, GIBRALTAR AND Deutsch, Levy & Engel, Chartered as Escrow Agent thereunder, GIBRALTAR hereby (i) irrevocably agrees and grants its consent and authorization to permit CLIENT or its agents or designees to file UCC-3s terminating GIBRALTAR'S UCC filings on all assets of CLIENT, (ii) agrees that all obligations (the "Obligations") outstanding under the RARFA and the other documents related thereto (the "RARFA Documents") shall be deemed satisfied in full (except for obligations pursuant to indemnification and other provisions of the RARFA Documents which by their terms survive the payment of the Obligations), (iii) hereby releases, effective upon the receipt of the Funding Balance , all security interests and liens which CLIENT may have granted to GIBRALTAR, and ( iv ) agrees that it will, at CLIENT'S expense, terminate all of its agreements with CLIENT, other than in respect of indemnification and expense reimbursement provisions of such


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agreements and such other provisions thereof as expressly survive the payment in full of the Obligations.

GIBRALTAR represents to CLIENT that it has full power and authority to perform this Letter Agreement. As a further condition of the payment by CLIENT to GIBRALTAR of the Funding Balance, GIBRALTAR, agrees to use its best efforts to immediately forward to CLIENT or its designees any and all payments received relating to the Accounts Receivable. GIBRALTAR will not be responsible for any damages CLIENT may sustain if GIBRALTER is negligent in forwarding payments but GIBRALTAR will be responsible for damages occurring because of gross negligence or willful misconduct. In addition, CLIENT agree to indemnify and hold Gibraltar harmless as to any claim that may be asserted against GIBRALTAR arising out of its making any payments to a designee for payments received by GIBRALTAR relating to the Accounts Receivable, which are remitted to CLIENT or a designee. The remittance address for CLIENT for this purpose is:

         (1) From and after the date hereof through and including March 12, 2006:
                     General Environmental Management, Inc.
                           3191 Temple Avenue, Ste 250
                                Pomona, CA 91768

         (2)               On and after March 13, 2006:

                                    GEM INC.
                                    Dept 9705
                           Los Angeles, CA 90084-9705

CLIENT hereby agrees to use its best efforts to ensure that no such payments shall be deposited or collected by any party other than Client or its designee. All such payments are to be immediately forwarded to the above address, or an address designated by CLIENT or designee in their original form, duly endorsed to the designee, as instructed in writing by the CLIENT or designee .

CLIENT agrees to pay GIBRALTAR, upon demand, the face amount of any check for CLIENT's account which is returned to GIBRALTAR unpaid within 60 days of the Cutoff Date upon CLIENT'S receipt of GIBRALTAR'S written request and a copy of the returned check.

CLIENT, by signing below, hereby releases, discharges and acquits GIBRALTAR, its successors and assigns, from any and all liabilities and obligations whatsoever, including, without limitation, all claims, demands, accounts, actions, proceedings and sums of money that CLIENT at any time had or may have or that its successors and assigns can assert or may have against GIBRALTAR, by reason of any act, cause, matter or thing whatsoever up to and including the Cutoff Date and/or by reason of any act, cause, matter or thing whatsoever which pertains in any way to the RARFA dated May 8, 2003 between CLIENT and GIBRALTAR and/or the transactions described therein and/or herein. In the event that any


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claim against GIBRALTAR is made by a trustee in bankruptcy, debtor in possession, receiver, custodian or other party on behalf of or related to an account debtor of CLIENT (a "Bankruptcy Claim"), and upon GIBRALTAR'S written notice to CLIENT of a final decision by a Bankruptcy Court or other Court, requiring GIBRALTAR to return monies received by GIBRALTAR on behalf of CLIENT, CLIENT shall pay GIBRALTAR the full amount of the Bankruptcy Claim, provided GIBRALTAR assigns the Bankruptcy Claim to CLIENT. This does not in any way limit any of GIBRALTAR'S other rights and remedies against CLIENT pursuant to the RARFA.

Facsimile copies of signatures on this Letter Agreement shall have the same force and effect of originals of such signatures. Simultaneous to the receipt by CLIENT of a fully acknowledged counterpart of this letter from GIBRALTAR, CLIENT will wire the Funding Balance to GIBRALTAR.

Please confirm your agreement with the foregoing by signing where indicated below and returning a copy to me by facsimile and by overnight delivery.


General Environmental Management, Inc.
By: _________________________
Its: _________________________

P J Investments as nominee and/or as a division of
Gibraltar Financial Corporation
By: ______________________
Its: ______________________